Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Second Quarter 2020 Results

•	Q2 GAAP net income of $6 million / $0.07 per diluted share

•	Adjusted EBITDA of $37 million

•	Reduced debt by $191 million; liquidity up $47 million to $396 million

•	Successful integration of recently-acquired U.S. sawmills

MONTRÉAL, CANADA, July 30, 2020 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended June 30, 2020, of $6 million, or $0.07 per diluted share, compared to net income of $25 million, or $0.27 per diluted share, in the same period in 2019. Sales were $612 million in the quarter, a decrease of $143 million from the year-ago period. Excluding special items, the company reported a net loss of $22 million, or $0.25 per share, compared to net income of $11 million, or $0.12 per diluted share, in the second quarter of 2019.

“The Covid-19 pandemic and ensuing economic slowdown have brought with them unprecedented challenges and business uncertainty,” said Yves Laflamme, president and chief executive officer. “I am grateful for the commitment of our employees, contractors and suppliers, and their loyalty and hard work: they pulled together, allowing us to operate as an essential business, true to our commitment to world-class safety while remaining committed to a job well done. Despite the challenging business environment, except for the low-interest term loan used to finance the acquisition of the U.S. sawmills, we repaid all of the borrowings we drew in Q1, and our liquidity improved to nearly $400 million. On the business side, we’ve seen stronger pulp pricing and higher lumber shipments in the second quarter, offset by a weaker paper segment, which reflects lower demand levels since the onset of the pandemic and our resulting capacity adjustments. We’re pleased with the integration of our recently-acquired U.S. sawmills and we’re excited about their prospects.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $6 million in the second quarter. The $14 million improvement over the previous quarter reflects the favorable impact of the weaker Canadian dollar ($11 million), stronger pulp pricing ($9 million) and higher lumber shipments ($9 million), offset by lower paper and pulp shipments ($18 million) and softer quarter-over-quarter lumber pricing ($5 million), despite a late quarter increase in pricing.

Segment Operating Income Variance

As of the second quarter, the company’s results from the newsprint and specialty papers segments have been combined into one paper segment. Comparative information, including the information in this earnings release, has been modified to conform with this revised segment presentation.

Market Pulp

Operating income in the market pulp segment was $10 million in the quarter, an improvement of $13 million from the previous quarter. The average transaction price rose by $34 per metric ton, or 6%, with gains in each of the grades, and the operating cost per unit (the “delivered cost”) decreased by $14 per metric ton, or 2%, to $581 per metric ton. Shipments, however, were 45,000 metric tons lower, due mostly to the timing of annual outages at the Calhoun (Tennessee) and Thunder Bay (Ontario) mills during the quarter, and lower demand for recycled bleached kraft pulp. EBITDA in the segment was $16 million. Finished goods inventory was 87,000 metric tons at quarter-end.

Tissue

The tissue segment generated an operating loss of $2 million in the quarter compared to operating income of $2 million in the previous quarter. The average transaction price improved by 4%, or $65 per short ton, but shipments slipped by 4,000 short tons, or 14%, due to low inventory early in the quarter as a result of the spike in customer demand in the early stages of the pandemic. Delivered cost per unit increased by $167 per short ton, or 10%, reflecting the impact of lower sales and also maintenance costs associated with the annual outage in Calhoun. Finished goods inventory at quarter-end remains low, at 5,000 short tons. Segment EBITDA was $3 million.

Wood Products

Operating income in the wood products segment was $15 million in the quarter, a $10 million improvement from the first quarter. Shipments rose by 78 million board feet due to added capacity for a full quarter of the U.S. sawmills acquired on February 1, as well as the impact of Canadian railroad blockades in the first quarter. The average transaction price slipped by $9 per thousand board feet, or 2%, compared to the first quarter, due to market uncertainty around the unfolding pandemic. Accordingly, excluding the U.S. sawmills, the company reduced production at several sites, leading to downtime of approximately 70 million board feet in the quarter. The delivered cost improved by $25 per thousand board feet, or 7%, to $355 per thousand board feet, reflecting better productivity. EBITDA in the segment improved by $9 million, to $25 million.

Paper

The paper segment incurred an operating loss of $12 million in the quarter, a decline of $9 million from the previous quarter. Shipments fell by 132,000 metric tons, or 27%, consistent with reduced production in order to adjust to the dramatic decrease in economic activity, particularly for marketing-dependent products like newspapers, inserts, flyers and commercial papers. The average transaction price, however, remained relatively stable, decreasing by $8 per metric ton, or 1%. The company recorded downtime of approximately 180,000 metric tons in the quarter, reducing inventory by 20,000 metric tons from the end of the first quarter, to 130,000 metric tons. The delivered cost increased by $20 per metric ton, to $625 per metric ton, due to the impact of downtime. EBITDA declined by $10 million, remaining positive at $4 million.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company reported operating income of $6 million in the second quarter, compared to operating income of $40 million in the second quarter of 2019. The change reflects lower selling prices in the pulp and paper segments ($55 million) and lower paper shipments ($40 million), partially offset by favorable manufacturing costs ($18 million), higher pricing in the wood products and tissue segments ($14 million) and the added contribution of the recently-acquired U.S. sawmills ($6 million). Adjusted EBITDA was $37 million, $45 million lower than the second quarter of 2019.

Corporate and Finance

The company generated $125 million from operating activities in the quarter, due largely to a $92 million reduction in working capital, including a seasonal decrease in roundwood inventory. It made capital expenditures of $16 million and softwood lumber duty deposits of $17 million. As of the end of the quarter, the cumulative total of softwood lumber duty deposits was $194 million.

On financing activities, the company reduced borrowings under its credit facilities by $191 million in the quarter, leaving outstanding from its first quarter draws only a $180 million low-interest ten-year term loan used to finance the acquisition of the U.S. sawmills. Liquidity improved by $47 million from the end of the first quarter, to $396 million.

The company also completed the disposition of the Augusta newsprint mill for $9 million in the quarter. The mill, which had production capacity of 214,000 metric tons of newsprint, was indefinitely idled in November of 2019.

Outlook

Concerning the coronavirus pandemic, Mr. Laflamme added: “We continue to focus on the short-term priorities we communicated after the first quarter, including: operating under rigorous protocols around the health and safety of our employees, contractors and suppliers; disciplined liquidity management; monitoring customer credit risk; and controlling spending around SG&A and capital expenditures.”

Turning to the business outlook, Mr. Laflamme continued: “The significant slowdown in economic activity due to the pandemic will continue to impact demand for paper products, and we will continue to adjust our capacity as conditions evolve. Pulp has benefitted from higher demand for higher-quality tissue despite lower printing and writing shipments, but there could be short-term pressure as those markets stabilize in the ongoing pandemic economy. We continue to drive for customer portfolio optimization in the tissue business, particularly in the retail segment where we continue to make inroads as we place volume with new customers and demonstrate the quality of our products. We expect to continue to gain momentum in the coming quarters. The lumber market lately has been a bright spot against what were pessimistic expectations in April, driven by the strength of the repair & remodeling market and stronger housing starts, giving us the opportunity to bring back to production some of the sidelined Canadian capacity. The integration of the U.S. lumber assets is progressing well, as they have also benefitted from an above-seasonal surge in demand for decking. As lumber demand remains promising, we are pursuing our plan to bring the El Dorado facility on-line in early 2021.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (833) 979-2727 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until August 14, 2020, by dialing (800) 585-8367, conference number 5266225.

Description of Special Items

Special items	Second quarter
(in millions)	2020	2019
Net gain on disposition of assets	$(9)	$—
Non-operating pension and other postretirement benefit credits	(4)	(12)
Other (income) expense, net	(10)	1
Income tax effect of special items	(5)	(3)

Total	$(28)	$(14)

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the coronavirus or COVID-19 pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “project,” “progress,” “build,” “plan,” “grow”, “lead” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the coronavirus or COVID-19 pandemic and resulting economic conditions, developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S. and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to LIBOR, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2019, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and changes in consumer habits and which should be read in conjunction with the COVID-19 risk factor update set forth under the heading “Risk Factors” in Part II, Item 1A of the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Marianne Limoges Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2020	2019	2020	2019
Sales	$612	$755	$1,301	$1,550
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	464	536	988	1,090
Depreciation and amortization	40	42	82	82
Distribution costs	79	101	178	201
Selling, general and administrative expenses	32	36	66	73
Closure costs, impairment and other related charges	—	—	(2)	—
Net gain on disposition of assets	(9)	—	(9)	—

Operating income (loss)	6	40	(2)	104
Interest expense	(9)	(7)	(18)	(16)
Non-operating pension and other postretirement benefit credits	4	12	19	24
Other income (expense), net (1)	10	(1)	38	(5)

Income before income taxes	11	44	37	107
Income tax provision	(5)	(19)	(32)	(40)

Net income including noncontrolling interest	6	25	5	67
Net income attributable to noncontrolling interest	—	—	—	—

Net income attributable to Resolute Forest Products Inc.	$6	$25	$5	$67

Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.07	$0.27	$0.06	$0.73
Diluted	$0.07	$0.27	$0.06	$0.71

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	88.1	92.4	88.1	92.4
Diluted	88.2	93.6	88.2	93.8

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$27	$3
Accounts receivable, net:
Trade	239	273
Other	65	76
Inventories, net	506	522
Other current assets	45	33

Total current assets	882	907

Fixed assets, net	1,524	1,459
Amortizable intangible assets, net	66	48
Goodwill	31	—
Deferred income tax assets	837	915
Operating lease right-of-use assets	59	61
Other assets	268	236

Total assets	$3,667	$3,626

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$300	$342
Current portion of long-term debt	2	1
Current portion of operating lease liabilities	8	8

Total current liabilities	310	351

Long-term debt, net of current portion	628	448
Pension and other postretirement benefit obligations	1,349	1,460
Operating lease liabilities, net of current portion	53	57
Other liabilities	77	75

Total liabilities	2,417	2,391

Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,805	3,802
Deficit	(1,240)	(1,245)
Accumulated other comprehensive loss	(1,171)	(1,179)
Treasury stock at cost	(145)	(144)

Total Resolute Forest Products Inc. shareholders’ equity	1,249	1,234

Noncontrolling interest	1	1

Total equity	1,250	1,235

Total liabilities and equity	$3,667	$3,626

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Six months
	ended June 30,
	2020	2019
Cash flows from operating activities:
Net income including noncontrolling interest	$5	$67
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	4	3
Depreciation and amortization	82	82
Deferred income taxes	32	40
Net pension contributions and other postretirement benefit payments	(48)	(57)
Net gain on disposition of assets	(9)	—
Loss (gain) on translation of foreign currency denominated deferred income taxes	39	(35)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(47)	37
Net planned major maintenance (payments) amortization	(2)	7
Changes in working capital:
Accounts receivable	50	38
Inventories	25	(21)
Other current assets	(7)	(3)
Accounts payable and accrued liabilities	(49)	(64)
Other, net	1	1

Net cash provided by operating activities	76	95

Cash flows from investing activities:
Cash invested in fixed assets	(37)	(45)
Acquisition of business, net of cash acquired (2)	(172)	—
Disposition of assets	9	2
Decrease in countervailing duty cash deposits on supercalendered paper	—	1
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(32)	(33)
Decrease in countervailing duty cash deposits on uncoated groundwood paper	—	6
Other investing activities, net	5	—

Net cash used in investing activities	(227)	(69)

Cash flows from financing activities:
Net repayments under revolving credit facilities	(2)	—
Proceeds from long-term debt	180	—
Repayments of debt	(1)	(225)
Purchases of treasury stock	(1)	(5)
Payments of financing and credit facility fees	—	(2)

Net cash provided by (used in) financing activities	176	(232)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(1)	1

Net increase (decrease) in cash and cash equivalents, and restricted cash	$24	$(205)
Cash and cash equivalents, and restricted cash:
Beginning of period	$42	$345

End of period	$66	$140

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$27	$98
Restricted cash (included in “Other assets”)	$39	$42

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended June 30, 2020 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$6	$6	$0.07

Adjustments for special items:
Net gain on disposition of assets	(9)	(9)	(0.10)
Non-operating pension and other postretirement benefit credits	—	(4)	(0.05)
Other income, net	—	(10)	(0.11)
Income tax effect of special items	—	(5)	(0.06)

Adjusted for special items	$(3)	$(22)	$(0.25)

Three months ended June 30, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income	Net income	EPS
GAAP, as reported	$40	$25	$0.27

Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Other expense, net	—	1	0.01
Income tax effect of special items	—	(3)	(0.03)

Adjusted for special items	$40	$11	$0.12

Six months ended June 30, 2020 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating loss	Net income (loss)	EPS
GAAP, as reported	$(2)	$5	$0.06

Adjustments for special items:
Closure costs, impairment and other related charges	(2)	(2)	(0.02)
Net gain on disposition of assets	(9)	(9)	(0.10)
Non-operating pension and other postretirement benefit credits	—	(19)	(0.22)
Other income, net	—	(38)	(0.43)
Income tax effect of special items	—	12	0.14

Adjusted for special items	$(13)	$(51)	$(0.57)

Six months ended June 30, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income	Net income	EPS
GAAP, as reported	$104	$67	$0.71

Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(24)	(0.26)
Other expense, net	—	5	0.06
Income tax effect of special items	—	(7)	(0.07)

Adjusted for special items	$104	$41	$0.44

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended June 30, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$10	$(2)	$15	$(12)	$(5)	$6
Interest expense					9	9
Income tax provision					5	5
Depreciation and amortization	6	5	10	16	3	40

EBITDA	$16	$3	$25	$4	$12	$60

Net gain on disposition of assets					(9)	(9)
Non-operating pension and other postretirement benefit credits					(4)	(4)
Other income, net					(10)	(10)

Adjusted EBITDA	$16	$3	$25	$4	$(11)	$37

Three months ended June 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$27	$(4)	$(3)	$32	$(27)	$25
Interest expense					7	7
Income tax provision					19	19
Depreciation and amortization	5	4	9	19	5	42

EBITDA	$32	$—	$6	$51	$4	$93

Non-operating pension and other postretirement benefit credits					(12)	(12)
Other expense, net					1	1

Adjusted EBITDA	$32	$—	$6	$51	$(7)	$82

Six months ended June 30, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$7	$—	$20	$(15)	$(7)	$5
Interest expense					18	18
Income tax provision					32	32
Depreciation and amortization	12	9	21	33	7	82

EBITDA	$19	$9	$41	$18	$50	$137

Closure costs, impairment and other related charges					(2)	(2)
Net gain on disposition of assets					(9)	(9)
Non-operating pension and other postretirement benefit credits					(19)	(19)
Other income, net					(38)	(38)

Adjusted EBITDA	$19	$9	$41	$18	$(18)	$69

Six months ended June 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$69	$(12)	$3	$75	$(68)	$67
Interest expense					16	16
Income tax provision					40	40
Depreciation and amortization	10	9	17	36	10	82

EBITDA	$79	$(3)	$20	$111	$(2)	$205

Non-operating pension and other postretirement benefit credits					(24)	(24)
Other expense, net					5	5

Adjusted EBITDA	$79	$(3)	$20	$111	$(21)	$186

See Notes to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Other income (expense), net for the three and six months ended June 30, 2020 and 2019, was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2020	2019	2020	2019
Foreign exchange (loss) gain	$(9)	$(6)	$14	$(10)
Insurance recovery (1)	15	—	15	—
Miscellaneous income	4	5	9	5

	$10	$(1)	$38	$(5)

(1)

We recorded $15 million as other income for the three and six months ended June 30, 2020, from the settlement of an insurance claim in connection with our acquisition of Atlas Paper Holdings, Inc. in 2015.

2.

On February 1, 2020, we acquired from Conifex Timber Inc. all of the equity securities and membership interests in certain of its subsidiaries, the business of which consists mainly in the operation of three sawmills and related assets in Cross City (Florida) and in Glenwood and El Dorado (Arkansas) (or, the “U.S. Sawmill Business”). The U.S. Sawmill Business acquired produces construction-grade dimensional lumber and decking products from locally sourced southern yellow pine for distribution within the U.S. This acquisition will diversify our lumber production, and increase our operating capacity in the U.S. South.

The fair value of the consideration, paid in cash for the U.S. Sawmill Business acquired is $173 million.

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, and gains or losses on disposition of assets that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.

In the second quarter of 2020, the results from our newsprint and specialty papers operations have been combined to form the paper reportable segment. This better reflects management’s internal analysis, given the diminishing percentage newsprint and specialty papers represent in our product portfolio. Comparative information has been modified to conform with this revised segment presentation.